NEW ALTERNATIVES FUND
BY-LAWS
      These By-laws (the "By-laws") of New Alternatives Fund (the "Trust"), a Delaware statutory trust, are subject to the Agreement and Declaration of Trust of New Alternatives Fund dated June 12, 2014, as from time to time amended, supplemented or restated (the "Declaration of Trust"). Capitalized terms used herein which are defined in the Declaration of Trust are used as therein defined.
ARTICLE I
PRINCIPAL OFFICE
      The principal office of the Trust shall be located in such location as the Trustees may from time to time determine. The Trust may establish and maintain such other offices and places of business as the Trustees may from time to time determine.
ARTICLE II
OFFICERS AND THEIR ELECTION
      Section 2.1 Officers. The officers of the Trust shall be a Chairperson and Chief Executive Officer, a Vice Chairperson, a Treasurer, a Secretary, a Chief Compliance Officer and such other officers as the Trustees may from time to time elect. It shall not be necessary for any Trustee or other officer to be a holder of Shares in the Trust.
      Section 2.2 Election of Officers. Two or more offices may be held by a single person. The Chief Compliance Officer must be designated, and his or her compensation approved, by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, as that term is defined in the Investment Company Act of 1940, as amended (the "1940 Act"). Subject to the provisions of Section
2.3 hereof, the officers shall hold office until their successors are chosen and qualified and serve at the pleasure of the Trustees.
      Section 2.3 Resignations. Any officer of the Trust may resign by filing a written resignation with the President, the Secretary or the Trustees, which resignation shall take effect on being so filed or at such later time as may be therein specified.
ARTICLE III
POWERS AND DUTIES OF OFFICERS AND TRUSTEES
      Section 3.1 Chief Executive Officer. Unless the Trustees have designated the Chairperson as the chief executive officer of the Trust, the President shall be the chief executive officer of the Trust and shall preside at all meetings of the Trustees or the Shareholders.
      Section 3.2 Vice Chairperson. The Vice Chairperson shall be a member of the Board of Trustees. The Vice Chairperson may or may not be an "interested persons" of the Trust, as that term is defined in the 1940 Act. In the absence of the Chairperson, the Vice Chairperson shall preside at all meetings of the Trustees or the Shareholders. The Vice Chairperson shall perform such additional duties as the Trustees or the chief executive officer may from time to time designate.
      Section 3.3 Treasurer. The Treasurer shall be the principal financial and accounting officer of the Trust. He or she shall deliver all funds and securities of the Trust which may come into his or her hands to such company as the Trustees shall employ as Custodian in accordance with the Declaration of Trust and applicable provisions of law. He or she shall make annual reports regarding the business and condition of the Trust, which reports shall be preserved in the Trust's records, and he or she shall furnish such other reports regarding the business and condition of the Trust as the Trustees may from time to time require. The Treasurer shall perform such additional duties as the Trustees or the chief executive officer may from time to time designate.
      Section 3.4 Secretary. The Secretary shall record in books kept for the purpose all votes and proceedings of the Trustees and the Shareholders at their respective meetings. He or she shall have the custody of the seal of the Trust. The Secretary shall perform such additional duties as the Trustees or the chief executive officer may from time to time designate.
      Section 3.5 Vice President. Any Vice President of the Trust shall perform such duties as the Trustees or the chief executive officer may from time to time designate. At the request or in the absence or disability of the President, the most senior Vice President present and able to act may perform all the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President.
      Section 3.6 Chief Compliance Officer. The Chief Compliance Officer shall be the person designated by the Board of Trustees to administer the Trust's written policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act. The Chief Compliance Officer may be affiliated with one of the Trust's service providers or may be an independent person engaged to perform such function. The Chief Compliance Officer's designation and his or her compensation must be approved by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, as that term is defined in the 1940 Act. The Chief Compliance Officer serves at the pleasure of the Trustees and may only be removed from his or her responsibilities by action of, and approval of, the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, as that term is defined in the 1940 Act. The Chief Compliance Officer must provide, at least annually, a written report to the Board of Trustees that addresses the operation of the Trust's compliance policies and procedures, and the written compliance policies and procedures of the Trust's service providers, any material changes to those policies and procedures since the date of the most recent written report, and any material changes to the policies and procedures recommended as a result of the annual review of such policies and procedures. The Chief Compliance Officer must no less frequently than annually, meet separately with the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, as that term is defined in the 1940 Act.
      Section 3.7 Assistant Treasurer. Any Assistant Treasurer of the Trust shall perform such duties as the Trustees or the Treasurer may from time to time designate, and, in the absence of the Treasurer, the most senior Assistant Treasurer present and able to act may perform all the duties of the Treasurer.
      Section 3.8 Assistant Secretary. Any Assistant Secretary of the Trust shall perform such duties as the Trustees or the Secretary may from time to time designate, and, in the absence of the Secretary, the most senior Assistant Secretary present and able to act may perform all the duties of the Secretary.
      Section 3.9 Additional Officers. The Trustees from time to time may appoint such other officers or agents as they may deem advisable, each of whom shall have such title, hold office for such period, have such authority and perform such duties as the Trustees may determine.
      Section 3.10 Surety Bonds. The Trustees may require any officer or agent of the Trust to execute a bond (including, without limitation, any bond required by the 1940 Act) in such sum and with such surety or sureties as the Trustees may determine, conditioned upon the faithful performance of his or her duties to the Trust including responsibility for negligence and for the accounting of any of the Trust's property, funds or securities that may come into his or her hands.
      Section 3.11 Removal. Any officer may be removed from office at any time by the Trustees. Notwithstanding the prior sentence, the Chief Compliance Officer may only be removed from his responsibilities by action of, and approval of, the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, as that term is defined in the 1940 Act.
      Section 3.12 Remuneration. The salaries or other compensation, if any, of the officers of the Trust shall be fixed from time to time by resolution of the Trustees.
ARTICLE IV
SHAREHOLDERS' MEETINGS
      Section 4.1 Notices. Notices of any meeting of the Shareholders shall be given by the Secretary by delivering or mailing, postage prepaid, to each Shareholder entitled to vote at said meeting, written or printed notification of such meeting at least seven days before the meeting, to such address as may be registered with the Trust by the Shareholder. Notice of any Shareholder meeting need not be given to any Shareholder if a written waiver of notice, executed before or after such meeting, is filed with the record of such meeting, or to any Shareholder who shall attend such meeting in person or by proxy. Notice of adjournment of a Shareholders' meeting to another time or place need not be given, if such time and place are announced at the meeting or reasonable notice is given to persons present at the meeting.
      Section 4.2 Voting-Proxies. Subject to the provisions of the Declaration of Trust, Shareholders entitled to vote may vote either in person or by proxy, provided that either (i) an instrument authorizing such proxy to act is executed by the Shareholder in writing and dated not more than eleven months before the meeting, unless the instrument specifically provides for a longer period or (ii) the Trustees adopt by resolution an electronic, telephonic, computerized or other alternative to execution of a written instrument authorizing the proxy to act, which authorization is received not more than eleven months before the meeting. Proxies shall be delivered to the Secretary of the Trust or other person responsible for recording the proceedings before being voted. A proxy with respect to Shares held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of such proxy the Trust receives a specific written notice to the contrary from any one of them. Unless otherwise specifically limited by their terms, proxies shall entitle the holder thereof to vote at any adjournment of a meeting. A proxy purporting to be exercised by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. At all meetings of the Shareholders, unless the voting is conducted by inspectors, all questions relating to the qualifications of voters, the validity of proxies, and the acceptance or rejection of votes shall be decided by the Chairperson of the meeting. Except as otherwise provided herein or in the Declaration of Trust, all matters relating to the giving, voting or validity of proxies shall be governed by the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, as if the Trust were a Delaware corporation and the Shareholders were shareholders of a Delaware corporation.
      Section 4.3 Place of Meeting. All meetings of the Shareholders shall be held at such places as the Trustees may designate.
ARTICLE V
SHARES OF BENEFICIAL INTEREST
      Section 5.1 Share Certificate. No certificates certifying the ownership of Shares shall be issued except as the Trustees may otherwise authorize. The Trustees may issue certificates to a Shareholder of any Series or Class thereof for any purpose and the issuance of a certificate to one or more Shareholders shall not require the issuance of certificates generally. In the event that the Trustees authorize the issuance of Share certificates, such certificate shall be in the form prescribed from time to time by the Trustees and shall be signed by the President or a Vice President and by the Treasurer, Assistant Treasurer, Secretary or Assistant Secretary. Such signatures may be facsimiles if the certificate is signed by a transfer or shareholder services agent or by a registrar, other than a Trustee, officer or employee of the Trust. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he or she were such officer at the time of its issue.
      Section 5.2 Loss of Certificate. In case of the alleged loss or destruction or the mutilation of a Share certificate, a duplicate certificate may be issued in place thereof, upon such terms as the Trustees may prescribe.
      Section 5.3 Discontinuance of Issuance of Certificates.
The Trustees may at any time discontinue the issuance of Share certificates and may, by written notice to each Shareholder, require the surrender of Share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of Shares in the Trust.
ARTICLE VI
INSPECTION OF BOOKS
      The Trustees shall from time to time determine whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the Trust or any of them shall be open to the inspection of the Shareholders; and no Shareholder shall have any right to inspect any account or book or document of the Trust except as conferred by law or otherwise by the Trustees.
ARTICLE VII
AMENDMENTS
      These By-laws may be amended from time to time by the Trustees.
ARTICLE VII
HEADINGS
      Headings are placed in these By-laws for convenience of reference only and, in case of any conflict, the text of these By-laws rather than the headings shall control.
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New Alternatives Fund
12/31/14 N-SAR
Sub-Item 77Q(1)(a)